EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S‑8 of Raven Industries, Inc. of our report dated March 31, 2017 relating to the financial statements and financial statement schedule, which appears in Raven Industries, Inc.’s Annual Report on Form 10-K for the year ended January 31, 2019.

/s/ PricewaterhouseCoopers LLP
Minneapolis, Minnesota
May 30, 2019